UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2008

GEOVIC MINING CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52646	20-5919886
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

743 Horizon Court, Suite 300A, Grand Junction, Colorado		81506
(Address of principal executive offices)		(Zip Code)

(970) 256-9681 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director (d) Election of Director

           (1)  At a director’s meeting held September 18, 2008, the Board of Directors of Registrant:

(i)	increased the size of the Board of Directors from six persons to seven persons, and

(ii)	elected Michael Goldberg of Vancouver, British Columbia, as a director to fill the vacancy thus created.

Information concerning Mr. Goldberg's business background and experience is included in the press release dated September 24, 2008, attached as Exhibit 99.1.

          (2)   There was no arrangement or understanding between the new director and any other person pursuant to which Michael Goldberg was selected as a director.

          (3)   Michael Goldberg was appointed to serve as a member of the Audit Committee and the Compensation Committee of the Registrant's Board of Directors.

          (4)   There has been no transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of the Registrant’s last fiscal year, nor is there any currently proposed transaction, between the Registrant or any affiliate of the Registrant and Michael Goldberg or any associate or affiliate of Mr. Goldberg.

          (5)   Effective upon appointment of Mr. Goldberg as a director, the Registrant awarded 10 year options to purchase up to 200,000 shares of the Registrant’s common stock at an exercise price of Cdn$0.80 per share under the Registrant’s Second Amended and Restated Stock Option Plan in accordance with the Registrant’s previously adopted policy for compensation of directors. Options to purchase up to 80,000 shares (40%) are immediately exercisable and the balance are exercisable one-half after one year from appointment and the balance after two years. In addition, Mr. Goldberg shall receive cash compensation in accordance with previously-adopted arrangements under which the Registrant compensates its directors.

Item 9.01. Financial Statements and Exhibits. (d) The following exhibits are furnished herewith: 99.1 Press Release dated September 24, 2008.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOVIC MINING CORP.
Registrant

September 24, 2008	By: /s/ John E. Sherborne
John E. Sherborne Chief Executive Officer

EXHIBIT INDEX

Exhibit No. Description

  99.1                           Press release dated September 24, 2008